                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            IDX SYSTEMS CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                            IDX SYSTEMS CORPORATION
                              1400 SHELBURNE ROAD
                                 P.O. BOX 1070
                        SOUTH BURLINGTON, VERMONT 05403

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 19, 1997

To The Stockholders:

  The 1997 Annual Meeting of Stockholders of IDX Systems Corporation (the "Company") will be held at the Emerald Room of the Sheraton Burlington Hotel and Conference Center, 870 Williston Road, Burlington, Vermont 05403, on Monday, May 19, 1997 at 11:00 a.m., local time, to consider and act upon the following matters:

  1. To elect two Class II Directors to serve for the ensuing three years.

  2. To approve amendments to the Company's 1995 Director Stock Option Plan.

  3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

  4. To consider and act upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  Stockholders of record at the close of business on March 24, 1997 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

  All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          ROBERT W. BAKER, JR., Secretary

South Burlington, Vermont
April 29, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                            IDX SYSTEMS CORPORATION
                              1400 SHELBURNE ROAD
                                 P.O. BOX 1070
                        SOUTH BURLINGTON, VERMONT 05403

          PROXY STATEMENT FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on May 19, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IDX Systems Corporation (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held on May 19, 1997 and at any adjournment or adjournments of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

  The Company's Annual Report for the year ended December 31, 1996 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 29, 1997.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission (the "Commission"), except for exhibits, will be furnished without charge to any stockholder upon written request of Investor Relations, IDX Systems Corporation, 1400 Shelburne Road, P.O. Box 1070, South Burlington, Vermont 05403. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

VOTING SECURITIES AND VOTES REQUIRED

  On March 24, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 21,017,420 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"). Each share is entitled to one vote.

  Under the Vermont Business Corporation Act, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Meeting. Shares of Common Stock present in person or represented by proxy (including such shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

  For the election of Directors, it is required under the Vermont Business Corporation Act that there be an affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Meeting at which a quorum is present. If a quorum exists, action on any other matter properly coming before the Meeting is approved if the votes cast by the holders of the shares of Common Stock voting on such matter exceed the votes cast opposing such matter.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of January 15, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Director and nominee for Director; (iii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below and (iv) all Directors and executive officers of the Company as a group.

  The number of shares of Common Stock beneficially owned by each Director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 15, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                  SHARES OF      PERCENTAGE OF
              NAME AND ADDRESS                   COMMON STOCK     COMMON STOCK
             OF BENEFICIAL OWNER              BENEFICIALLY OWNED OUTSTANDING(1)
             -------------------              ------------------ --------------
5% STOCKHOLDERS
Richard E. Tarrant(2)........................      6,750,500          32.2%
 c/o IDX Systems Corporation
 1400 Shelburne Road
 South Burlington, VT 05403
Robert H. Hoehl(3)...........................      6,750,521          32.2
 c/o IDX Systems Corporation
 1400 Shelburne Road
 South Burlington, VT 05403
OTHER DIRECTORS
Paul L. Egerman(4)...........................        980,000           4.7
Henry M. Tufo, M.D.(5).......................        194,000             *
Stuart H. Altman, Ph.D.......................          4,000             *
Larry D. Grandia.............................          2,000             *
Steven M. Lash...............................          2,000             *
OTHER SENIOR EXECUTIVES
James H. Crook, Jr.(6).......................        355,181           1.7
Robert F. Galin..............................         50,200             *
All Directors and executive officers as a
 group
 (15 persons)(2)(3)(4)(5)(6)(7)..............     15,260,848          72.2

--------
 * Represents holdings of less than one percent.
(1) Number of shares deemed outstanding includes 20,995,260 as of January 15, 1997, plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after January 15, 1997.
(2) Includes 750,000 shares held by Mr. Tarrant as trustee of the Richard E. Tarrant Grantor Retained Annuity Trust, as to which shares Mr. Tarrant disclaims beneficial ownership and 70,920 shares held by

   Mr. Tarrant's wife, Amy E. Tarrant as the trustee of five trusts (14,184 shares each), the beneficiaries of which are the Tarrant's children, as to which shares Mr. and Mrs. Tarrant each disclaim beneficial ownership. Includes 30,000 shares held by Amy E. Tarrant, spouse of Mr. Tarrant of which Mr. Tarrant disclaims beneficial ownership. Also includes 6,750,500 shares which may become subject to a voting trust upon the death or incompetence of Mr. Tarrant. Includes 25,000 shares which are pledged as security for guarantee to State Street Bank and Trust Company.
(3) Includes 750,000 shares held by Mr. Hoehl as trustee of the Robert H. Hoehl Grantor Retained Annuity Trust and 750,000 shares held by Mr. Hoehl as trustee of the Cynthia K. Hoehl Grantor Retained Annuity Trust, as to which such shares Mr. Hoehl disclaims beneficial ownership. Also includes 131,676 shares held by Mr. Hoehl's wife, Cynthia K. Hoehl as the trustee of six trusts (21,946 shares each), the beneficiaries of which are the Hoehl's children, as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership. Also includes 6,750,521 shares which may become subject to a voting trust upon the death or incompetence of Mr. Hoehl. Includes 25,000 shares which are pledged as security for guarantee to State Street Bank and Trust Company.
(4) Includes 25,000 shares which are pledged as security for guarantee to State Street Bank and Trust Company.
(5) Includes 20,000 shares held by Carleen Ann Tufo, spouse of Dr. Tufo of which Dr. Tufo disclaims beneficial ownership.
(6) Includes 59,493 shares held by Mr. Crook as trustee of the James H. Crook, Jr. Grantor Retained Annuity Trust, as to which shares Mr. Crook disclaims beneficial ownership. Also includes 1,515 shares jointly held by Mr. Crook and by Mr. Crook's wife, Andrea Crook.
(7) Includes a total of 130,743 shares of Common Stock subject to outstanding stock options which are currently exercisable or are exercisable within 60 days after January 15, 1997. Also includes 19,419 shares held by John A. Kane as trustee of the John A. Kane Grantor Retired Annuity Trust, as to which shares Mr. Kane disclaims beneficial ownership and 2,000 shares held by Pamela J. Pure, Vice President, Marketing, jointly with her husband David T. Pure.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes (designated Class I directors, Class II directors and Class III directors), with members of each class serving for staggered three-year terms. There are currently three Class I Directors, whose term expires at the 1998 Annual Meeting of Stockholders, two Class II Directors, whose term expires at the 1997 Annual Meeting of Stockholders, and two Class III Directors, whose term expires at the 1999 Annual Meeting of Stockholders. In each case, members of each class hold office until their successors have been duly elected and qualified and subject to their earlier death, resignation or removal.

  The nominees for Class II Directors, Mr. Steven M. Lash and Henry M. Tufo, M.D. are presently serving as Class II Directors of the Company. Mr. Lash and Dr. Tufo have been Directors since 1995. The persons named in the enclosed proxy will vote for the election of each of the nominees for Class II Directors unless the proxy is marked otherwise or unless one or more nominees are unable or unwilling to serve. If elected Mr. Lash and Dr. Tufo will serve until the 2000 Annual Meeting of Stockholders (subject to the election and qualification of their successors and to their earlier death, resignation or removal). Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may reduce the number of Directors.

  Larry D. Grandia, a Class I director of the Company, has tendered his resignation as a Director, effective as of the 1997 Annual Meeting of Stockholders. The Board of Directors expects to fill the vacancy created by Mr. Grandia's resignation after the Meeting.

  There are no family relationships between or among any Directors of the Company.

  The following table sets forth the name, and certain information with respect to each member of the Board of Directors (including the nominees for Class II Directors). Information with respect to the number of shares of Common Stock beneficially owned by each Director, directly or indirectly, as of January 15, 1997, appears under the heading "Security Ownership of Certain Beneficial Owners and Management."

                        NOMINEES FOR CLASS II DIRECTORS

  HENRY M. TUFO, M.D., age 57, has served as a Director of the Company since November 1995. Dr. Tufo has been Executive Vice President and Chief Medical Officer of the Company since September 1995. Dr. Tufo served as Vice President and Chief Medical Officer of the Company from August 1995 to September 1995. Dr. Tufo has served as Chief Operating Officer of the Company since September 1996. Dr. Tufo served as a consultant to the Company from February 1995 to August 1995. Dr. Tufo was the President and Chief Executive Officer of the University Health Center (Vermont) from July 1989 to December 1994. Dr. Tufo is the Chairman of Vermont Managed Care, a managed care organization which is wholly owned by Fletcher Allen Healthcare, an integrated delivery network. Dr. Tufo is Professor of Medicine at the University of Vermont College of Medicine.

  STEVEN M. LASH, age 43, has served as a Director of the Company since November 1995. Mr. Lash has served as Executive Vice President and Chief Financial Officer of FPA Medical Management, a physician management organization, since September 1994. Prior to this time, Mr. Lash was the Executive Vice President of Sharp Healthcare, a hospital and clinic system, from January 1980 to September 1994.

                               CLASS I DIRECTORS

  RICHARD E. TARRANT, age 54, co-founded the Company in 1969 and has served as a Director and as the President and Chief Executive Officer of the Company since that time. Mr. Tarrant served as a member of the Board of Trustees for the University Health Center (Vermont), an academic medical center, from July 1988 to December 1994 and as Chairman of the University Health Center (Vermont) from 1992 to 1994.

  PAUL L. EGERMAN, age 47, has served as a Director of the Company since September 1984. Mr. Egerman has served as Senior Vice President of the Company from 1987 to 1996. Since July, 1996, Mr. Egerman has acted as a consultant to the software industry. Mr. Egerman was a founder of Interpretive Data Systems, Inc. which was merged into the Company in 1984. From 1984 and until the expiration of his employment agreement with the Company on June, 30, 1996, Mr. Egerman served the Company in various capacities, including as Chief Operating Officer from January 1991 to June 1994.

  LARRY D. GRANDIA, age 50, has served as a Director of the Company since November 1995. Mr. Grandia has served as Vice President and Chief Information Officer of Intermountain Health Care, an integrated delivery network, since May 1986.

                              CLASS III DIRECTORS

  ROBERT H. HOEHL, age 55, co-founded the Company in June 1969 and served as Executive Vice President of the Company until his resignation in October 1996. Since October 1996, Mr. Hoehl has assisted Mr. Tarrant with new business initiatives and acquisitions. Mr. Hoehl has served as Chairman of the Board of Directors of the Company since founding the Company in 1969.

  STUART H. ALTMAN, PH.D., age 59, has served as a Director of the Company since November 1995. Mr. Altman has served as a Professor of National Health Policy at The Heller School, Brandeis University since 1977. He served as Dean of The Heller School at Brandeis University from September 1977 to June 1993 and as Professor of Economics at Brown University from 1966 to 1970. Dr. Altman served in capacities of Deputy Assistant Secretary for Planning and Evaluation/Health and Deputy Administrator for the Office of Health Cost of Living Council for the United States Department of Health Education and Welfare from July 1971 to August 1976, as well as economic consultant and manpower economist for the Office of Assistant Secretary of Defense and Labor Market Economics for the Federal Reserve Board. He is currently a senior member of President Clinton's Health Policy Transition Team and a fourth term chairman of the Prospective Payment Assessment Commission, mandated by Congress.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent auditors and the Board of Directors. The Audit Committee has responsibility for recommending the appointment of the Company's independent auditors, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. The Audit Committee held six (6) meetings in 1996. The members of the Audit Committee are Messrs. Altman, Lash and Dr. Tufo.

  The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board of Directors regarding salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee establishes and modifies the compensation of certain corporate officers of the Company, administers all of the Company's stock option and other employee benefit plans, grants stock options under the Company's stock option plans, including, through a subcommittee composed solely of non-employee directors (the "Subcommittee"), to certain executive officers of the Company, and engages, determines the terms of any employment agreements and arrangements with, and is responsible for the termination of, certain corporate officers of the Company. The Compensation Committee held three (3) meetings during 1996. The Subcommittee held no meetings in 1996, but acted by written consent action. The members of the Compensation Committee are Messrs. Altman, Grandia and Tarrant. The members of the Subcommittee are Messrs. Altman and Grandia. Mr. Tarrant did not and will not participate in decisions concerning his own compensation. See "Report of the Compensation Committee" below.

  The Company also has a standing Committee on Interested Director Transactions, which functions to consider transactions in which directors have an interest. The Committee held two (2) meetings during 1996. The members of the Committee are Messrs. Altman, Grandia and Lash.

  The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors. The Board of Directors will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should send such recommendations to the Secretary of the Company at the principal office of the Company, who will forward them to the Board of Directors for considerations.

  The Board of Directors held five (5) meetings during 1996. All Directors attended 100% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served.

BOARD OF DIRECTORS COMPENSATION

  All of the Directors are reimbursed for expenses incurred in connection with their attendance at Board of Directors and Committee meetings. Each non-employee Director earns $2,000 for attendance at each meeting of the Board or Directors, and is granted options to purchase 2,000 shares of Common Stock annually, in lieu of an annual cash retainer. In addition, each non-employee Director earns $500 for attendance at each meeting of a committee of the Board of Directors (other than telephonic meetings), if such Committee meeting is not held on the same day as a Board of Directors meeting. Employee Directors do not receive any compensation in their capacities as Directors. For the fiscal year ended December 31, 1996, Mr. Altman earned $11,000, Mr. Grandia earned $10,500, Mr. Lash earned $10,500 and Mr. Egerman earned $6,000 in Directors' fees.

  1995 Director Stock Option Plan. The 1995 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in September 1995. Under the terms of the Director Plan, Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive non-statutory options to purchase shares of Common Stock. A total of 30,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan. Options to purchase 2,000 shares of Common Stock were granted to each of the three eligible Directors (Messrs. Altman, Grandia and Lash) on May 6, 1996 at an exercise price of $36.75 per share. Options will also be granted to future eligible Directors upon each such director's initial election to the Board of Directors.

  Annual options to purchase 2,000 shares of Common Stock are currently automatically granted to each eligible Director on the date of each annual meeting of stockholders of the Company commencing with the Meeting. All options will vest on the first anniversary of the date of grant (or, in the case of annual options, the day prior to the first annual meeting of stockholders of the Company following the date of grant, if earlier). With the exception of options granted in 1995, the exercise price of options granted under the Director Plan will equal the lesser of (i) the closing price of the Common Stock on the date of grant or (ii) the average of the closing prices of the Common Stock on the Nasdaq National Market (or such other nationally recognized exchange or trading system if the Common Stock is no longer traded on the Nasdaq National Market) for a period of ten consecutive trading days prior to such date.

  Options granted under the Director Plan are not transferable by the optionee except by will or by the laws of descent and distribution. In the event an optionee ceases to serve as a Director, each option may be exercised by the optionee for the portion then exercisable at any time within three months after the optionee ceases to serve as a Director; provided, however, that in the event that the optionee ceases to serve as a Director due to his death or disability, then the optionee, or his or her administrator, executor or heirs may exercise the exercisable portion of the option for up to 180 days following the date the optionee ceased to serve as a Director. No option is exercisable after the expiration of ten years from the date of grant.

  The Board of Directors have approved amendments to the Director Plan, subject to stockholder approval. See "Amendments to 1995 Director Option Plan."

  During fiscal 1996, Messrs. Altman, Grandia and Lash were each granted an option grant under the Plan to purchase 2,000 shares of Common Stock at an exercise price of $36.75 per share. On the date of the Meeting, Messrs. Egerman, Altman and Lash will receive an option grant under the Plan to purchase 2,000 shares of Common Stock.

                          SUMMARY COMPENSATION TABLE

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table. The following table sets forth certain information with respect to the annual and long-term compensation for the last fiscal year of the Company's President and Chief Executive Officer and the Company's four other most highly compensated executive officers during fiscal 1996 (collectively, the "Named Executive Officers").

                                                            LONG TERM
                                                           COMPENSATION
                                 ANNUAL COMPENSATION          AWARDS                PAYOUTS
                              ---------------------------- ------------            ---------
                                                    OTHER               SECURITIES
                                                   ANNUAL   RESTRICTED  UNDERLYING ALL OTHER
                                                   COMPEN-    STOCK      OPTIONS/   COMPEN-
        NAME AND               SALARY      BONUS   SATION     AWARDS       SARS     SATION
 PRINCIPAL POSITION(1)   YEAR   ($)         ($)    ($)(2)      (#)         (#)      ($)(3)
 ---------------------   ---- --------    -------- ------- ------------ ---------- ---------
Richard E. Tarrant...... 1996 $373,000         --    --        --            --     $ 9,005
 President and Chief     1995  373,000    $  1,133   --        --            --       8,727
 Executive Officer       1994  394,564         --    --        --            --      22,122
Robert H. Hoehl......... 1996  304,750         --    --        --            --       9,005
 Chairman of the Board   1995  373,000       1,133   --        --            --       8,727
                         1994  394,564         --    --        --            --      22,122
Henry M. Tufo, M.D...... 1996  250,000(4)   88,500   --        --            --         --
 Executive Vice Presi-
  dent,                  1995  225,445      50,269   --        --        200,000        --
 COO and CMO             1994   20,000         --    --        --            --         --
James H. Crook, Jr...... 1996  264,600      60,000   --        --            --       9,005
 Vice President          1995  264,600      51,133   --        --            --       8,727
                         1994  258,300     225,839   --        --         70,796     22,122
Robert F. Galin......... 1996  138,500     182,586   --        --         69,671      9,005
 Vice President, Sales   1995  137,500     137,833   --        --         16,000      8,727
                         1994  138,500      73,300   --        --         20,000     19,858

--------
(1) In accordance with the rules of the Commission, this table and the option grant table and the year-end option table which follows present information concerning the Company's Chief Executive Officer and its four other most highly compensated executive officers (determined by reference to total annual salary and bonus earned by such officers) for fiscal 1996.
(2) Other Compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10 percent of the total salary and bonus for each Named Executive Officer for such year.
(3) Represents the Company's profit sharing plan contribution.
(4) Includes $21,156 paid to Dr. Tufo pursuant to an agreement between Fletcher Allen Health Care, a customer of the Company, entered into purusant to Dr. Tufo's employment agreement with the Company in connection with his medical services provided to Fletcher Allen Health Care. See "-- Employment Agreements."

  Option Grant Table. The following table sets forth certain information regarding options granted during the year ended December 31, 1996 by the Company to the Named Executive Officers.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                         -------------------------------------------------    POTENTIAL REALIZABLE
                          NUMBER OF    PERCENT OF                               VALUE AT ASSUMED
                          SECURITIES  TOTAL OPTIONS                          ANNUAL RATES OF STOCK
                          UNDERLYING   GRANTED TO                              PRICE APPRECIATION
                         OPTIONS/SARS   EMPLOYEES   EXERCISE OR                FOR OPTION TERM(1)
                           GRANTED      IN FISCAL   BASE PRICE  EXPIRATION --------------------------
          NAME                #           YEAR       ($/SH)(2)     DATE    0% ($)  5%($)     10%($)
          ----           ------------ ------------- ----------- ---------- ------ -------- ----------
Richard E. Tarrant......       --          --             --          --    --         --         --
Robert H. Hoehl.........       --          --             --          --    --         --         --
Henry M. Tufo, M.D. ....       --          --             --          --    --         --         --
James H. Crook, Jr. ....       --          --             --          --    --         --         --
Robert F. Galin.........    20,000         2.8%       $ 30.00    01/05/06   --    $377,400 $  956,200
                            49,671         7.0%       30.6250    09/06/06   --     956,911  2,424,193

--------
(1) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date options are granted assuming a 10 year realizable period. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock on the date on which options were exercised.
(2) All options vest according to various schedules over periods of time ranging from less than one year to eight years from date of grant. Vesting of certain options may accelerate upon the Company's achievement of certain financial goals.

           AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                          YEAR-END OPTION/SAR VALUES

  Year-End Option Table. The following table sets forth certain information regarding stock options exercised during the year ended December 31, 1996 and stock options held as of December 31, 1996 by the Named Executive Officers.

                                                     NUMBER OF
                                                    SECURITIES      VALUE OF
                                                    UNDERLYING     UNEXERCISED
                                                    UNEXERCISED   IN-THE-MONEY
                                                   OPTIONS/SARS  OPTIONS/SARS AT
                                                     AT FISCAL    FISCAL YEAR-
                                                   YEAR-END (#)     END($)(2)
                                SHARES
                              ACQUIRED ON  VALUE
                               EXERCISE   REALIZED EXERCISABLE/   EXERCISABLE/
            NAME                  (#)      ($)(1)  UNEXERCISABLE  UNEXERCISABLE
            ----              ----------- -------- ------------- ---------------
Richard E. Tarrant...........      --         --             --             --
Robert H. Hoehl..............      --         --             --             --
Henry M. Tufo, M.D...........      --         --             --             --
James H. Crook, Jr...........      --         --             --             --
Robert F. Galin..............   25,786    802,264  19,014/81,671  $372,280/$658

--------
(1) Value is calculated based on the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares as to which the exercise relates.
(2) The closing price for the Company's Common Stock as reported by Nasdaq National Market on December 31, 1996 was $28.625. Value is calculated on the basis of the difference between the option exercise price and $28.625 multiplied by the numbers of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

  Henry M. Tufo, M.D., is party to an Amended and Restated Consulting/Employment Agreement among the Company, Mr. Tarrant and Mr. Hoehl pursuant to which Dr. Tufo has agreed to serve as the Vice President and Chief Medical Officer of the Company effective August 1, 1995. Prior to his employment with the Company, Dr. Tufo served the Company as a consultant from February 1, 1995 through July 31, 1995. Pursuant to the Consulting/Employment Agreement, the Company has agreed to pay Dr. Tufo an initial salary of $250,000 per year and certain benefits, including an annual bonus pursuant to the Company's Executive Bonus Plan. Pursuant to the Agreement, and at the Company's request, Dr. Tufo will practice medicine one day per week at Fletcher Allen Health Care ("FAHC") for which he will receive compensation directly from FAHC. The Consultant/Employment Agreement provides that in the event that the Company terminates or materially reduces the benefits payable under its Executive Bonus Plan, Dr. Tufo's initial salary amount shall be revised each calendar year during the term of the Agreement based on his performance during the previous calendar year, provided, however, that Dr. Tufo's salary for any year may not be lower than the salary he received in the immediately preceding calendar year.

  The term of the Consulting/Employment Agreement runs from February 1, 1995 to June 30, 2000, provided, however, that the Agreement will thereafter be considered automatically renewed for successive one year periods if not terminated by either party upon 12 months advance written notice. The Agreement may be terminated by Dr. Tufo with or without cause, upon delivery of written notice not less than 180 days prior to the effective date of termination. The Company may terminate the Agreement only if Dr. Tufo commits fraud, engages in criminal conduct, continually and grossly fails to perform adequately his duties under the Agreement, or becomes disabled. The Agreement also provides that for the equivalent of one full business day per week during the term of the Agreement, Dr. Tufo will have the right to continue to pursue his clinical practice of medicine. At the request of the Company, Dr. Tufo has continued such clinical practice and has agreed to reduce the amount of salary he is receiving from the Company by the amount of salary he receives under the Agreement from his clinical practice. Dr. Tufo has agreed (i) not to disclose any confidential information of the Company following the term of the Agreement, (ii) to assign all inventions and proprietary information to the Company, and (iii) not to compete with the Company in the health care information systems business in the United States and Canada for twelve months following the termination of his employment. However, these provisions do not preclude Dr. Tufo from engaging in the practice of medicine or working in the medical care delivery field after termination of his employment with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee, established on November 7, 1995, are Messrs. Altman, Grandia and Tarrant. Mr. Tarrant, the President and Chief Executive Officer of the Company, did not participate in decisions concerning his own compensation or in decisions concerning stock options granted to certain executive officers of the Company.

  Mr. Tarrant is the President and a director of Huntington Real Estate, Inc., a Vermont corporation. The other executive officers of Huntington Real Estate Inc. are Mr. Egerman (Vice President), Mr. Hoehl (Vice President), Mr. Kane (Vice President) and Mr. Baker (Secretary), and the other directors of Huntington Real Estate Inc. are Messrs. Egerman, Kane and Baker. Huntington Real Estate Inc. has no compensation committee or other board committee performing similar functions. The stockholders of Huntington Real Estate Inc. are Messrs. Tarrant, Hoehl and Egerman.

  Pursuant to an Agreement of Lease dated as of April 13, 1994, as amended by a Second Addendum to the Office Lease Agreement dated January 1, 1995, the Company leases approximately 105,300 square feet from Huntington Avenue Limited Partnership, a Vermont limited partnership. Pursuant to an Amended and Restated Certificate and Agreement of Limited Partnership dated March 25, 1994, as amended, Huntington Real Estate Inc. acquired a 1% general partnership interest in the Partnership, and Messrs. Tarrant, Hoehl, Egerman, Blanchard, Galin, Kane, Baker and another employee of the Company acquired the remaining 99% limited partnership interest. On October 14, 1996, the Committee on Interested Director Transactions of the Board of Directors of the Company, composed solely of the non-employee Directors of the Company, approved a transaction whereby the Company shall lease an approximately 15,000 additional square feet from the Partnership. The remainder of the premises, consisting of approximately 135,500 square feet, is leased to unrelated parties. The Company paid rent to the Partnership relating to the premises in the amount of $2,621,000 during the fiscal year ended December 31, 1996. Messrs. Tarrant, Hoehl and Egerman have each guaranteed $750,000 of the Partnership's obligations. In addition, each of Messrs. Tarrant, Hoehl and Egerman have executed Pledge Agreements pursuant to which each has pledged 25,000 shares of the Company's Common Stock as security for their guarantee of the Partnership's obligations to State Street Bank and Trust Company.

  Mr. Tarrant is the President and a director of LBJ Real Estate Inc., a Vermont corporation. The other executive officers of LBJ Real Estate Inc. are Mr. Egerman (Vice President), Mr. Hoehl (Vice President), Mr. Kane (Vice President and Treasurer), Mr. Baker (Secretary), and the other directors of LBJ Real Estate Inc. are Messrs. Egerman, Kane and Baker. LBJ Real Estate Inc. has no compensation committee or other board committee performing similar functions. The stockholders of LBJ Real Estate Inc. are Messrs. Tarrant, Hoehl and Egerman.

  Pursuant to a lease dated as of April 7, 1992, the Company leases 18,600 square feet of office space from 4901 LBJ Limited Partnership, a Vermont limited partnership. Pursuant to a Second Amended and Restated Certificate and Agreement of Limited Partnership dated October 23, 1995, LBJ Real Estate Inc. acquired a 1% general partnership interest in the Partnership, and Messrs. Hoehl, Tarrant, Egerman, Galin, Kane and 2 other employees of the Company acquired the remaining 99% limited partnership interest. On February 15, 1997, the Committee on Interested Director Transactions of the Board of Directors of the Company, composed solely of the non-employee Directors of the Company (the "Committee"), approved the lease by the Company of as much additional space as may become available in the premises owned by the Partnership as may be needed by the Company, provided rental rates are at fair market value and other terms are commercially reasonable, and the Committee approved a transaction whereby the Company shall lease approximately 2,100 square feet from square feet from the Partnership. The remainder of approximately 22,800 square feet is leased to unrelated parties. The Company paid rent to the Partnership in the amount of $230,127 during the fiscal year ended December 31, 1996.

  Mr. Tarrant is one of two general partners of BDP Realty Associates, a Vermont general partnership ("BDP"), which was formed pursuant to a partnership agreement dated as of November 16, 1978. The other general partner of BDP is Mr. Hoehl. No other executive officers or directors of the Company have any interest in BDP. BDP has no compensation committee or other committee performing similar functions.

  Pursuant to an Agreement of Lease dated as of July 6, 1979, revived, renewed and extended as of August 1, 1987 and as of September 19, 1995, the Company leases from BDP the entire premises at 1500 Shelburne Road, consisting of approximately 20,000 square feet. Pursuant to a Lease dated as of March 1, 1989, the Company leases the entire premises at 1400 Shelburne Road from BDP. On February 15, 1997, the Committee on Interested Director Transactions of the Board of Directors of the Company, composed solely of the non-employee Directors of the Company, approved a transaction whereby the Company shall lease approximately 58,000 additional square feet at 1400 Shelburne Road from BDP, upon the completion of construction, which is expected to occur in the second half of 1997. The Company paid rent to the BDP relating to these premises in the total amount of $671,400 during the fiscal year ended December 31, 1996. The Company is a guarantor of approximately $1.25 million of the total amount of certain obligations totaling approximately $3.1 million and relating to 1400 Shelburne Road under a Reimbursement Agreement dated as of January 25, 1993 between the Partnership and State Street Bank and Trust Company, and also guarantees the payment of certain trustee fees to The First National Bank of Boston pursuant to a certain industrial development bond financing. The Partnership constructed the building subject to the lease using the $4.0 million proceeds received in connection with the bond financing. The Company's guaranty was reduced to $1.25 million as of September 19, 1995.

  Mr. Tarrant is the President and a director of IDX Investment Corporation, a Vermont corporation. The Company is the sole shareholder of IDX Investment Corporation. IDX Investment Corporation's sole purpose is to invest funds of the Company. The other executive officers of IDX Investment Corporation are Mr. Kane (Vice President and Treasurer) and Mr. Baker (Secretary), and the other directors of IDX Investment Corporation are Mr. Kane and Mr. Baker. IDX Investment Corporation has no compensation committee or other board committee performing similar functions.

  Pursuant to a lease dated as of December 1, 1981, renewed, revived and extended as of June 29, 1995, the Company leased during fiscal 1996 approximately 11,000 square feet of office space located at 882 Commonwealth Avenue, Brookline, Massachusetts from IDS Realty Trust, a Massachusetts nominee trust formed pursuant to a Declaration of Trust dated as of October 1, 1981. The trustee of the Trust is Mr. Tarrant and the beneficiaries of the Trust are Messrs. Tarrant, Hoehl and Egerman. The Company paid rent to the Trust relating to the premises in the amount of $150,936 for fiscal 1996.

  The Howard Johnson's and the Holiday Inn (collectively, the "Hotel") in South Burlington, Vermont is owned by Larkin, Tarrant and Hoehl Partnership, a Vermont general partnership in which Messrs. Tarrant and Hoehl each own a 25% general partnership interest. Clients and employees of the Company visiting South Burlington frequently stay at the Hotel. In addition, IDX holds certain corporate meetings at the Hotel's conference facility. The Company paid an aggregate of approximately $185,772 to the Hotel in fiscal 1996, or approximately $64 per night.

  Mr. Tarrant and Mr. Hoehl (together with the trustees of the trusts referenced below, the "Stockholders") and the Company entered into a Redemption Agreement ("Agreement") to provide for the orderly control and management of the Company and to provide a source of funds for disabled Stockholders and the estates of deceased Stockholders. The Agreement provides that neither Stockholder may transfer his shares of Common Stock during the period commencing on April 1, 1993 and ending on the date both Stockholders are deceased or incompetent (the "Restriction Period"), without the consent of the other Stockholder.

  Each of Mr. Tarrant and Mr. Hoehl agreed that, in the event of his death or incompetency while the other is living and competent, the guardian or executor of such person shall enter into a voting trust agreement that gives the other Stockholder the right to vote the shares of Common Stock of the deceased or incompetent Stockholder.

  In the event that any shares of Common Stock are transferred to any third party, pursuant to the terms of the Agreement or otherwise (other than in a registered public offering), the transferee will take such shares of Common Stock subject to the Agreement, and as a condition precedent to the transfer, must agree in writing to be bound by the terms of the Agreement.

  The Company entered into a Tax Indemnification Agreement with certain of its stockholders, including Mr. Tarrant, providing for, among other things, the indemnification of the Company by such stockholders for any federal and state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to be treated as a C corporation during any period for which it reported its earnings to the taxing authorities as an S corporation. The Tax Indemnification Agreement further provides for the cross-indemnification of the Company and of each such stockholder for certain additional taxes (including interest and, in the case of such stockholders, penalties) resulting from the Company's operations during the period in which it was an S corporation.

  The Company terminated its status as an S corporation on November 1, 1995. On October 13, 1995, the Company declared a distribution to stockholders of record as of October 16, 1995 in an amount equal to the Company's undistributed S corporation earnings from July 1, 1987 through October 31, 1995 ($36.7 million). This amount was paid in two parts: $35.1 million on November 24, 1995 and $1.6 million on December 20, 1995. Approximately $13.3 million of the distribution was used by certain of these stockholders to repay the related party loans and advances from the Company to certain real estate partnerships and trusts which are controlled by certain Directors and officers of the Company that own real estate, some of which is leased to the Company.

REPORT OF THE COMPENSATION COMMITTEE

  Executive Compensation Philosophy. The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. This program seeks to enhance the profitability of the Company, and thereby enhance stockholder value by linking the financial interests of the Company's executives with those of the stockholders. Under the guidance of the Company's Compensation Committee of the Board of Directors, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries. The program is more heavily oriented to bonus than other comparable companies. It is the Company's philosophy to pay less than market base salary and greater than market incentives.

  In applying this philosophy, the Compensation Committee has established a program to (i) attract and retain executives of outstanding abilities who are critical to the long-term success of the Company, and (ii) reward executives for attainment of business objectives and enhancement of stockholder value by providing equity ownership in the Company. Through these objectives, the Company integrates its compensation programs with its annual and long-term strategic initiatives.

  Executive Compensation Program. The Compensation Committee, which is comprised solely of two outside Directors and the CEO, approves the executive compensation program on an annual basis, including specific levels of compensation for all executive officers. The Company's executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental elements:

  . base salary that is determined by individual contributions and sustained performance within an established competitive salary range, and

  . incentive program that rewards executives for meeting specific business objectives.

  Each of these elements of compensation is discussed below.

  Salary. Salary levels for the Company's executive officers are determined based primarily on industry comparative studies performed by a nationally recognized executive compensation consulting firm. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis. The Compensation Committee believes existing executive compensation, including salary and incentive compensation, to be at industry standards.

  Long-Term Incentive Compensation. The Company's long-term incentive compensation program is primarily implemented through the grant of stock options. This program is intended to align executive interests with long-term interests of stockholders by linking executive compensation with stockholder enhancement. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a long-term equity ownership position in the Company's Common Stock. Stock options are granted at prevailing market prices and will only have value if the Company's stock price increases in the future. All options vest according to various schedules over periods of time ranging from less than one year to eight years from date of grant. Vesting of certain options may accelerate upon the Company's achievement of certain financial goals. Further, executives generally must be employed by the Company at the time of vesting in order to exercise the options. The Compensation Committee, through a subcommittee composed solely of non-employee directors, authorizes the number of shares to be issued pursuant to option grants made to the Company's executive officers. Stock options are awarded by the Compensation Committee based on individual achievements and a formula related to the cash compensation of executives.

  Chief Executive Officer Compensation. The Compensation Committee evaluates the performance of the Chief Executive Officer on an annual basis and reports its assessment to the outside members of the Board of

Directors. The Compensation Committee's assessment of the Chief Executive Officer is based on a number of factors, including the following: achievement of short- and long-term financial and strategic targets and objectives, considering factors such as sales and earnings per share; Company position within the industry in which it competes; overall economic climate; individual contribution to the Company and such other factors as the Compensation Committee may deem appropriate.

  The salary of the Chief Executive Officer is reviewed by the Compensation Committee on an annual basis and, in determining any salary adjustment, the Compensation Committee considers the above factors. Based upon a review of such factors, the Chief Executive Officer's salary for 1996 was $382,005. This is lower than comparable salary levels at other companies within the industry and was based on an acknowledgment of the Chief Executive Officer's substantial equity ownership in the Company and his request that he be paid lower than industry averages. In recognition of such equity ownership, the Company has not granted to the Chief Executive Officer any options to purchase Common Stock of the Company.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted in 1993, generally disallows tax deductions to publicly-traded corporations for compensation over $1 million paid to the corporation's Chief Executive Officer or any of its other four most highly compensated executive officers. Qualifying performance-based compensation will not be subject to this disallowance if certain requirements are met. The Company structures the compensation arrangements of its executive officers to attempt to avoid disallowances under Section 162(m).

                                          COMPENSATION COMMITTEE

                                          Stuart H. Altman, Ph.D.
                                          Larry D. Grandia
                                          Richard E. Tarrant

STOCK PERFORMANCE GRAPH

  The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from November 17, 1995 through December 31, 1996 with the cumulative total return on (i) the Nasdaq Total U.S. Index and (ii) the Nasdaq Computer & Data Processing Index (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Total U.S. Index and the Nasdaq Computer & Data Processing Index on November 17, 1995 and reinvestment of all dividends). Measurement points are on November 17, 1995 and the last trading day of each calendar month thereafter, through the year ended December 31, 1996. Prior to November 17, 1995, the Company's Common Stock was not registered under the Securities Exchange Act of 1934.

                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG IDX SYSTEMS, MARKET INDEX AND PEER INDEX

                               IDS SYSTEMS     MARKET      PEER
                                  CORP.        INDEX       INDEX
                                --------     --------    --------
Measurement PT -
11/17/95                        $100.000     $100.000    $100.000
11/30/95                        $115.183     $101.471    $101.645
12/29/95                        $145.550     $100.931    $100.341
01/31/96                        $137.173     $101.430    $ 99.310
02/29/96                        $132.984     $105.296    $105.495
03/29/96                        $121.466     $105.646    $105.053
04/30/96                        $153.927     $114.412    $117.325
05/31/96                        $174.346     $119.665    $121.203
06/28/96                        $163.351     $114.270    $116.769
07/31/96                        $120.942     $104.092    $104.572
08/30/96                        $121.466     $109.924    $107.371
09/30/96                        $146.597     $118.337    $119.096
10/31/96                        $123.560     $117.028    $116.995
11/29/96                        $103.665     $124.270    $125.419
12/31/96                        $119.895     $124.141    $123.861


COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

  Based solely on its review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such person, the Company believes that all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of the Exchange Act, with the sole exception of James H. Crook, Jr., who filed one form with respect to one sale transaction, twelve days after the due date for such form.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Real Estate Transactions. The following is a description of certain real estate transactions involving the Company and all or certain of Richard E. Tarrant, President, Chief Executive Officer and Director; Robert H. Hoehl, Chairman of the Board of Directors; Paul L. Egerman, a Director of the Company; John A. Kane, Vice President, Finance and Administration, Chief Financial Officer and Treasurer; Robert F. Galin, Vice President, Sales; Robert W. Baker, Jr., Vice President, General Counsel and Secretary; and Jeffrey M. Blanchard, Vice President, Client Services.

  882 Commonwealth Avenue, Brookline, Massachusetts. Pursuant to a lease dated as of December 1, 1981, renewed, revived and extended as of June 29, 1995, the Company leased, during fiscal 1996, approximately 11,000 square feet of office space from IDS Realty Trust, a Massachusetts nominee trust formed pursuant to a Declaration of Trust dated as of October 1, 1981. The trustee of the Trust is Mr. Tarrant and the beneficiaries of the Trust are Messrs. Tarrant, Hoehl, and Egerman. The Company paid rent to the Trust relating to the premises in the amount of $150,936 for fiscal 1996.

  1500 Shelburne Road, South Burlington, Vermont. Pursuant to a lease dated as of July 6, 1979, revived, renewed and extended as of August 1, 1987 and as of September 19, 1995, the Company leases the entire premises at 1500 Shelburne Road, consisting of approximately 20,000 square feet, from BDP Realty Associates, a Vermont general partnership formed pursuant to a partnership agreement dated November 16, 1978 ("BDP"). The partners of the Partnership are Messrs. Tarrant and Hoehl. The Company paid rent to the Partnership relating to the premises in the amount of $154,800 for fiscal 1996.

  1400 Shelburne Road, South Burlington, Vermont. Pursuant to a lease dated March 1, 1989, the Company leases the entire premises at 1400 Shelburne Road, consisting of approximately 60,000 square feet, from BDP. The partners of the Partnership are Messrs. Tarrant and Hoehl. On February 15, 1997, the Committee on Interested Director Transactions of the Board of Directors of the Company approved a transaction whereby the Company shall lease approximately 58,000 additional square feet at 1400 Shelburne Road from BDP, upon the completion of construction, which is expected to occur in the second half of 1997. The Company paid rent to the Partnership relating to the premises in the amount of $516,600 for fiscal 1996. The Company is a guarantor of approximately $1.25 million of the total amount of certain obligations totaling approximately $3.1 million relating to 1400 Shelburne Road under a Reimbursement Agreement dated as of January 25, 1993 between the Partnership and State Street Bank and Trust Company, and also guarantees the payment of certain trustee fees to The First National Bank of Boston pursuant to a certain industrial development bond financing. The Partnership constructed the building subject to the lease using the $4.0 million proceeds received in connection with the bond financing. The Company's guaranty was reduced to $1.25 million as of September 19, 1995.

  116 Huntington Avenue, Boston, Massachusetts. Pursuant to an Agreement of Lease dated as of April 13, 1994, as amended by a Second Addendum to the Office Lease Agreement dated January 1, 1995, the Company leases approximately 105,300 square feet from Huntington Avenue Limited Partnership, a Vermont limited partnership. The executive officers of Huntington Real Estate Inc. are as follows: Mr. Tarrant, President, Mr. Egerman, Vice President, Mr. Hoehl, Vice President, Mr. Kane, Vice President, and Mr. Baker, Secretary. The directors of Huntington Real Estate Inc. are Messrs. Tarrant, Egerman, Kane and Baker. On October 14, 1996, the Committee on Interested Director Transactions of the Board of Directors of the Company, composed solely of the non-employee Directors of the Company, approved a transaction whereby the Company shall lease an approximately 15,000 additional square feet from the Partnership. The remainder of the premises, consisting of approximately 135,500 square feet, is leased to unrelated parties. Pursuant to an Amended and Restated Certificate and Agreement of Limited Partnership dated March 25, 1994, as amended, Huntington Real Estate Inc. acquired a 1% general partnership in the Partnership, and Messrs. Tarrant, Hoehl, Egerman, Blanchard, Galin, Kane, Baker and another employee of the Company acquired the remaining 99% limited partnership interest. The Company paid rent to the Partnership relating to the premises in the amount of $2,621,000 during the fiscal year ended December 31, 1996. Messrs. Tarrant, Hoehl and Egerman have each guaranteed $750,000 of the Partnership's obligations. In addition, each of Messrs. Tarrant, Hoehl and Egerman have executed Pledge Agreements pursuant to which each has pledged 25,000 shares of the Company's Common Stock as security for their guarantee of the Partnership's obligations to State Street Bank and Trust Company.

  4901 LBJ Freeway, Dallas, Texas. Pursuant to a lease dated as of April 7, 1992, the Company leases 18,600 square feet of office space from 4901 LBJ Limited Partnership, a Vermont limited partnership. The executive officers of LBJ Real Estate Inc. are as follows: Mr. Tarrant, President, Mr. Egerman, Vice President, Mr. Hoehl, Vice President, Mr. Kane, Vice President and Treasurer, and Mr. Baker, Secretary. The directors of LBJ Real Estate Inc. are Messrs. Tarrant, Egerman, Kane and Baker. On February 15, 1997, the Committee on Interested Director Transactions of the Board of Directors of the Company, composed solely of the non-employee Directors of the Company, approved a transaction whereby the Company shall lease an additional 2100 square feet from square feet from the Partnership. The remainder of approximately 22,800 square feet is leased to unrelated parties. The Company paid rent to the Partnership in the amount of $230,127 during the fiscal year ended December 31, 1996.

  Other Transactions. The following is a description of certain other transactions involving the Company and all or certain of its Directors, executive officers and stockholders:

  For a description of certain employment and other arrangements between the Company and its executive officers, see "Employment Agreements" above. In addition, see "Compensation Committee Interlocks and Insider Participation" above for information relating to certain transactions between the Company and entities in which Mr. Tarrant and certain other executive officers and Directors of the Company have an interest.

  Pamela J. Pure and the Company entered into a Letter Agreement on March 7, 1995 relating to Ms. Pure's employment with the Company which provides that Ms. Pure is entitled to a seat on the Company's Executive Committee. The Agreement further provides that Ms. Pure is entitled to an annual base salary of $115,000 until June 30, 1997 and a yearly bonus pursuant to the Company's Executive Bonus Plan. She has been guaranteed at least 50% of the executive bonus amount for the twelve month Plan periods ending June 30, 1996 and 1997. In addition, the Company: (i) granted Ms. Pure an option to purchase 24,000 shares of the Company's Common Stock at a price of $4.32 per share, which option is fully vested, and (ii) agreed to pay Ms. Pure's relocation costs. During the year ended December 31, 1996, the Company paid an aggregate of approximately $66,876 to Ms. Pure as reimbursement of her relocation costs.

  Jeffrey V. Sutherland, Ph.D. and the Company entered into an Employment Agreement dated August 16, 1996 pursuant to which Mr. Sutherland has agreed to serve as Senior Vice President for Engineering and Product

Development in the Corporate Division. The Agreement further provides that Mr. Sutherland is entitled to receive an annual base salary of $160,000 and a bonus of $20,000 payable upon continued employment through December 31, 1996. Thereafter, Dr. Sutherland is entitled to a yearly bonus pursuant to the Company's Executive Bonus Plan. In addition, the Company granted Dr. Sutherland options to purchase 70,000 shares of the Company's Common Stock at a price of $30.625, which options become exercisable in annual increments of twenty-five percent (25%) of the total number of options granted, commencing one year from the date of grant.

  The Employment Agreement entered into by the Company and Paul L. Egerman, pursuant to which Mr. Egerman served as Senior Vice President of the Company for a period of two years, expired on June 24, 1996. The Employment Agreement provides that Mr. Egerman will not for a period of 40 months after his employment with the Company, compete with the Company in the health care information systems industry. The Employment Agreement also provides that Mr. Egerman may not disclose or use any proprietary, secret or confidential information of the Company relating to, inter alia, its business, technology, customer lists, products and services.

  Conflict Policy. The Company adopted a policy, effective following the consummation of its initial public offering on November 22, 1995, that all material transactions between the Company and its officers, Directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, Directors or other affiliates be for bona fide business purposes only.

  The Company believes that the transactions discussed under the heading "Certain Relationships and Related Transactions" were on terms no less favorable to the Company than could have been obtained with unrelated third parties.

               AMENDMENTS TO THE 1995 DIRECTOR STOCK OPTION PLAN

  On February 15, 1997 and March 31, 1997, the Board of Directors adopted, subject to stockholder approval, amendments (the "Amendments") to the Company's 1995 Director Stock Option Plan (the "Plan") to (i) increase the amount of time an optionee will have to exercise his or her options granted pursuant to the Plan after the optionee ceases to be a director of the Company, and (ii) modify the amendment provisions of the Plan to increase the authority of the Board of Directors to amend the Plan without stockholder approval. Under the Amendments, an optionee holding options granted pursuant to the Plan may exercise these options for a period up to one year after the optionee ceases to be a director of the Company for any reason. The Plan currently provides that an optionee granted options pursuant to the Plan may exercise these options for a period of three months after the optionee ceases to be a director of the Company. The Plan also currently provides that the Board of Directors, under certain circumstances, cannot amend the Plan or grant discretionary options without stockholder approval. Under the Amendments, the Board of Directors will have authority to amend the Plan without stockholder approval. Currently under the terms of the Plan, options to purchase 2,000 shares of Common Stock are automatically granted every year to each non-employee director on the date of the annual meeting. Options to purchase 2,000 shares of Common Stock are also automatically granted to each new director upon his or her initial election to the Board of Directors.

  The Amendments were adopted because the Company believes that the Amendments will enhance the Company's ability to attract well-qualified non-employee directors and will enable the Company to compensate its directors on a level commensurate with other public companies. If the Amendments are approved, (i) shares granted pursuant to the Plan may no longer be exercised on the earlier of (a) the date ten years after the date of grant, or (b) the date one year after a director ceases to be a director of the Company, and (ii) the granting of options to non-employee directors shall be determined either by unanimous vote of (a) the discretion of the full Board of Directors, or (b) by a committee composed solely of two or more "non-employee directors" (as defined in Rule 16b-3 promulgated under the Exchange Act).

  As option grants under the Plan, as amended by the Amendments will be discretionary, the Company cannot now determine the number of options to be received by the Company's directors and by non-employee directors as a group. Employees of the Company may not receive options under the Plan. Accordingly, no Named Executive or directors who are employees of the Company receive options under the Plan. During 1996, each of the non-employee directors received options under the Plan to purchase 2,000 shares of Common Stock, at a price of $36.75 per share. For additional information regarding the ownership of options by the Named Executive Officers, see "Compensation of Executive Officers--Option/SAR Grants in Last Year."

  The following is a summary of the material provisions of the Plan.

  The Plan was adopted by the Board of Directors and approved by the stockholders of the Company in September 1995. Under the terms of the Plan, Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive non-statutory options to purchase shares of Common Stock. A total of 30,000 shares of Common Stock may be issued upon exercise of options granted under the Plan.

  Currently, under the Plan, an option to purchase 2,000 shares of Common Stock is automatically granted to each non-employee director on the date of the annual meeting and an option to purchase 2,000 shares of Common Stock is also granted to each new non-employee director upon his or her initial election to the Board of Directors. (Each non-employee director on the Board of Directors at the time of the effective date of the Company's initial public offering was granted an option to purchase 2,000 shares of Common Stock). The Amendment submitted to the stockholders for approval will allow the Board of Directors discretion to grant options to non-employee directors, as determined either by approval of (i) the full Board of Directors, or (ii) by a committee or subcommittee composed solely of two or more "non-employee directors" (as defined in Rule 16b-3). All options granted under the Plan will vest on the first anniversary of the date of grant (or, in the case of annual option, the day prior to the first annual meeting of the stockholders of the Company following the date of grant, if earlier). The exercise price of the options granted under the Plan will equal (i) the closing price of the Common Stock on the date of grant or (ii) the Common Stock is not traded on the Nasdaq National Market or a national securities exchange, the fair market value per share on the date of grant as determined by the Board of Directors.

  Options granted under the Plan are not transferrable by the optionee except by will or by the laws of descent and distribution. Currently, under the Plan, in the event an optionee ceases to serve as a director, each option may be exercised by the optionee for the portion then exercisable at any time within three months after the optionee ceases to serve as a director, provided, however, that in the event that the optionee ceases to serve as a director due to his death or disability, then the optionee, or his or her administrator, executor or heirs may exercise the exercisable portion of the option for up to 180 days following the date the optionee ceased to serve as a director. The Amendment submitted to the stockholders for approval will allow an optionee who ceases to serve as a director to exercise any exercisable options under the Plan for a period of up to one year after the optionee ceases to be a director of the Company for any reason. Currently, under the Plan, no option is exercisable after the expiration of ten years from the date of grant.

  The Plan is administered by the Board of Directors, Currently, the Board of Directors may suspend or discontinue the Plan or revise or amend it in any respect whatsoever, provided, however, that without approval of the stockholder, no revision or amendment may (i) change the number of shares subject to the Plan (except as otherwise provided in the Plan), (ii) change the designations of the class of directors eligible to receive options, or
(iii) materially increase the benefits accruing to participants under the Plan. Certain sections of the Plan may not be amended more than once in any six-month period. The Amendment submitted to the stockholders for approval will allow the Board of Directors to revise or amend the Plan even if the amendment or revision changes the designation of the class of directors eligible to receive options or materially increases the benefits accruing to participate under the Plan.

 Federal Income Tax Consequences

  General. The following is a summary of the United States federal income tax consequences that generally will arise with respect to the grant and exercise of stock options under the Plan and with respect to the sale of Common Stock acquired under the Plan. It does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of Common Stock acquired under the Plan; nor does it address the tax consequences that may be applicable to a participant who exercises a stock option within six months after it is granted under the Plan. For precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax advisors. Participants should also consult with their own tax advisors regarding the application of any state, local, and foreign taxes and any federal gift, estate, and inheritance taxes. The Plan is not a qualified plan under Section 401(a) of the Code.

  Tax Consequences to Participants. A participant will not recognize taxable income upon the grant of an option under the Plan. However, a participant will recognize ordinary compensation income upon the exercise of the option in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "Option Stock") on the exercise date over the exercise price.

  A participant will have a tax basis for any Option Stock equal to the exercise price plus any income recognized with respect to the option. Upon selling Option Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the Option Stock over the participant's tax basis in the Option Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Option Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Option Stock for a shorter period.

  The Plan permits a participant to exercise a stock option by delivering to the Company Common Stock having a fair market value equal in amount to the exercise price. The use of this method of exercise generally will not alter the tax consequences described above, and it may enable a participant to dispose of appreciated Common Stock without immediately recognizing capital gain on the disposition. The participant's tax basis in any shares of Common Stock delivered to the Company to exercise an option generally will be carried over to an equal number of shares of Common Stock acquired upon exercising the option. Nevertheless, participants should consider that the delivery to the Company of stock acquired pursuant to the exercise of an incentive stock option or pursuant to an employee stock purchase plan could have adverse tax consequence, if certain holding period requirements are not satisfied with respect to that stock.

  Tax Consequences to the Company. The grant of a stock option under the Plan will have no tax consequences to the Company except that the Company generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the Plan.

  THE BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENTS TO THE 1995 DIRECTOR STOCK OPTION PLAN ARE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP, independent auditors, as auditors of the Company for the fiscal year ending December 31, 1997. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board of Directors will reconsider its selection of Ernst & Young LLP.

  Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Burlington, Vermont not later than December 29, 1997 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          ROBERT W. BAKER, JR., Secretary

April 29, 1997

  THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

--------------------------------------------------------------------------------
                            IDX SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                            PROXY APPOINTMENT FORM


RECORD DATE SHARES:


--------------------------------------------------------------------------------
Please be sure to sign and date this Proxy.          Date
                                                    ----------------------------


----Stockholder sign here-------------------------Co-owner sign here------------

1. To elect the following Class II Directors (except as marked below):

                                                     With-      For All
                                            For      hold       Except
               Steven M. Lash
             Henry M. Tufo, M.D.            [_]       [_]         [_]

   INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s) in the list above.

2. To approve amendments to the Company's 1995 Director Stock Option Plan.

                   For           Against              Abstain
                   [_]             [_]                  [_]

3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current year.

                   For           Against              Abstain
                   [_]             [_]                  [_]

   Please sign exactly as name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or a partnership, please sign by authorizing person.

   Mark box at right if an address change or comment has been noted on the [_] reverse side of this card.

DETACH CARD                                                          DETACH CARD

                            IDX SYSTEMS CORPORATION

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Appointment Form and Ballot. There are a number of issues related to the management and operation of IDX Systems Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this Proxy Appointment Form to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 19, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

IDX Systems Corporation

                            IDX SYSTEMS CORPORATION

                            PROXY APPOINTMENT FORM

                 Annual Meeting of Stockholders - May 19, 1997

               This Proxy is Solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoint(s) Richard E. Tarrant, John A. Kane and Robert W. Baker Jr., and each of them, with full power of substitution, as proxies, to represent and to vote, as designated herein, all shares of Common Stock of IDX Systems Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Emerald Room at the Sheraton Burlington Hotel and Conference Center, 870 Williston Road, Burlington, Vermont 05403, on May 19, 1997 at 11:00 a.m., local time, and at any adjournment thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This Proxy Appointment Form, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3. Attendance of the undersigned at the meeting, or any adjournment thereof, will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

--------------------------------------------------------------------------------
  PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

---------------------------------              ---------------------------------

---------------------------------              ---------------------------------

---------------------------------              ---------------------------------